Exhibit 99.1

THE MARCUS CORPORATION REPORTS RECORD FISCAL 2016 RESULTS

Marcus Theatres® achieves a record fourth quarter and year; continues to significantly outperform the industry

Milwaukee, Wis., February 23, 2017… The Marcus Corporation (NYSE: MCS) today reported results for the 13-week fourth quarter and 52-week fiscal year ended December 29, 2016. In the previous year, the company changed its fiscal year end to the last Thursday in December, and all fourth quarter and fiscal 2016 results are compared to comparable 14-week and 53-week periods ended December 31, 2015, which included an additional week of operations.

Fourth Quarter Fiscal 2016 Highlights

•	Total revenues for the 13-week fourth quarter of fiscal 2016 were $138,747,000, a 1.8% decrease from revenues of $141,315,000 for the comparable 14-week period in 2015.
•	Operating income was $15,664,000 for the 13-week fourth quarter of fiscal 2016, a 2.0% decrease from operating income of $15,977,000 for the comparable 14-week period in 2015.
•	Net earnings attributable to The Marcus Corporation were $8,742,000 for the 13-week fourth quarter of fiscal 2016, a 14.2% increase from net earnings attributable to The Marcus Corporation of $7,657,000 for the comparable 14-week period in 2015.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.31 for the 13-week fourth quarter of fiscal 2016, a 14.8% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.27 for the comparable 14-week period in 2015.

Fiscal 2016 Highlights

•	Total revenues were a record $543,864,000 for the 52-week fiscal 2016, a 2.3% increase from revenues of $531,694,000 for the comparable 53-week period in 2015.

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•	Operating income was a record $69,954,000 for the 52-week fiscal 2016, a 14.6% increase from operating income of $61,023,000 for the comparable 53-week period in 2015.
•	Net earnings attributable to The Marcus Corporation were $37,902,000 for the 52-week fiscal 2016, a 23.1% increase from net earnings attributable to The Marcus Corporation of $30,782,000 for the comparable 53-week period in 2015.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $1.36 for the 52-week fiscal 2016, a 23.6% increase from net earnings per diluted common share attributable to The Marcus Corporation of $1.10 for the comparable 53-week period in 2015.

“The fourth quarter was a strong finish to fiscal 2016. We achieved record revenues and operating income for the year, as well as a 23% increase in net earnings, despite the extra week in the comparable 2015 period. Marcus Theatres had a record fourth quarter and fiscal year and continued to significantly outperform the industry. Operating income for Marcus Hotels & Resorts was up year-over-year and the division also outperformed the industry, although reduced group business at some of our hotels and one less week of operations compared to 2015 impacted the division’s fourth-quarter performance. Both divisions made solid contributions to our record results for fiscal 2016,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“Not only did Marcus Theatres achieve record results for the fourth quarter and fiscal 2016 despite the extra week in both periods last year, this was the best quarter ever reported by the division. Revenues increased 4.7% for the fourth quarter and 7.0% for the full year, while operating income increased 11.9% in the fourth quarter and 14.1% for fiscal 2016 compared to the comparable periods last year. The division outperformed the change in national box office revenues by 9.0 percentage points in the fourth quarter and 6.4 percentage points for the full year, according to Rentrak, compared to the same corresponding weeks in the prior year periods. We also benefited from an increase in ancillary revenues during the fiscal 2016 periods,” said Marcus.

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“While the national box office increased just 2.2% in 2016 compared to 2015, our results were significantly better. This was due to the multi-million dollar investments we are making in our DreamLoungerSM recliner seating, premium large-format screens, successful food and beverage concepts, innovative marketing initiatives and our growing loyalty program. Our strong leadership and excellent execution by our team continue to drive our solid results and industry outperformance,” said Rolando B. Rodriguez, chairman, president and chief executive officer of Marcus Theatres.

“On December 16, 2016, we acquired 14 Wehrenberg Theatres® locations in Missouri, Iowa, Illinois and Minnesota. Based in St. Louis, Wehrenberg Theatres was the oldest family-owned and operated theatre circuit in the United States. The addition of Wehrenberg’s 197 screens increased our footprint by 29% to 885 screens at 68 locations in eight states,” said Rodriguez.

“We are currently rolling out new promotions across the Wehrenberg circuit and plan to bring our signature features and amenities to select theatres in 2017,” said Rodriguez. “Strategic acquisitions, combined with ongoing investments in our existing theatres, will continue to be important components of our growth strategy moving forward.”

During the fourth quarter, the division also opened the Marcus Country Club Hills Cinema in Country Club Hills, Ill., added two additional screens at the Marcus Palace Cinema in Sun Prairie, Wis., and completed a major renovation of the Orland Park Cinema in Orland Park, Ill.

“We currently have two new theatres under construction – a 10-screen theatre in Shakopee, Minn., that is expected to open during the second quarter of 2017, and our first stand-alone all in-theatre dining location in Greendale, Wis., which will introduce a completely new experience for moviegoers. Branded BistroPlexSM, the new eight-screen theatre will feature unique dining and entertainment experiences, and is scheduled to open this summer,” said Rodriguez.

The five top-performing films for Marcus Theatres in the fourth quarter of fiscal 2016 were Rogue One: A Star Wars Story, Fantastic Beasts and Where to Find Them, Doctor Strange, Trolls and Moana. For fiscal 2016, the five top-performing movies were Rogue One: A Star Wars Story, Finding Dory, The Secret Life of Pets, Deadpool and Captain America: Civil War.

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“The first quarter is off to a good start. Popular films including Rogue One: A Star Wars Story, Sing and La La Land carried over from the fourth quarter, and new films such as Hidden Figures, Split, The LEGO Batman Movie, John Wick: Chapter 2 and Fifty Shades Darker have been well received. Logan, Kong: Skull Island and Beauty and the Beast will be opening in the next few weeks and are also expected to perform well,” said Rodriguez.

Marcus® Hotels & Resorts

Marcus Hotels & Resorts’ revenue per available room (RevPAR) for comparable company-owned properties decreased 2.6% in the fourth quarter, consistent with the competitive set in its markets. However, RevPAR increased 3.0% overall in fiscal 2016, due in large part to a higher average daily rate,” said Marcus. He noted that total revenues and operating income for the division during fiscal 2016 were impacted by last year’s sale of the Hotel Phillips in Kansas City, Mo.

“Our operating income increased 12% in fiscal 2016, despite the extra week of operations during the fourth quarter last year. Reduced group sales and a resulting decrease in food and beverage revenues, which were exacerbated by the lack of a New Year’s Eve in fiscal 2016, impacted our fourth quarter comparisons. Our ability to improve our operating performance is a direct result of our ongoing focus on managing costs and increasing profitability, while continually maintaining our high standards for customer service,” said Joseph Khairallah, president of Marcus Hotels & Resorts.

As a testament to the division’s commitment to providing the highest quality customer service, four of its owned and managed properties received the prestigious AAA Four Diamond Award in early 2017. The Pfister Hotel in Milwaukee, Wis., remains one of only 12 hotels in North America that have maintained AAA Four Diamond status for 41 consecutive years since the Diamond Ratings were first introduced in 1976. Other Marcus Hotels properties that received the AAA Four Diamond Award in 2017 are the Grand Geneva Resort & Spa in Lake Geneva, Wis., the historic Skirvin Hilton Hotel in Oklahoma City, Okla., and the Hilton Milwaukee, the major convention hotel in Milwaukee, Wis.

We continue to invest in our company-owned properties to maintain and enhance their value,”said Khairallah. “Construction is underway on the addition of 29 spacious, all-season villas to the Grand Geneva Resort & Spa in Lake Geneva, Wis., and we recently completed a $2.3 million expansion of our Wisconsin Hospitality Linen Service (WHLS) that doubled its capacity. WHLS provides commercial laundry services for Marcus Hotels & Resorts’ Wisconsin properties, as well as for other hotels in the Midwest. In addition, renovations were recently completed at Mason Street Grill, the flagship restaurant at The Pfister Hotel, in celebration of its 10th anniversary.”

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“We are looking forward to the summer 2017 opening of the new Capitol District Marriott Hotel in Omaha, Neb., in which we will hold a minority interest and also manage. Our growth strategy also includes expanding our food and beverage operations. We recently opened EscapeHouse Chicago, a 60-minute escape room experience in the River North area of downtown Chicago. Next week, we will celebrate the opening of SafeHouse® Chicago, a second location for the iconic spy-themed restaurant and bar we operate in downtown Milwaukee,” said Khairallah.

Return of Capital to Shareholders

“Yesterday, we announced an 11.1% increase in the cash dividend rate, our third dividend increase in the last two years. Our total return to shareholders was 68% for fiscal 2016, and has grown at a compounded average growth rate of more than 36% over the past three years and 22% over the last five years, calculated on a dividend reinvested basis. Our strong balance sheet gives us the ability to return capital to shareholders, while at the same time continuing to invest in our two businesses and pursue potential growth opportunities,” said Douglas A. Neis, chief financial officer and treasurer of The Marcus Corporation.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Thursday, February 23, 2017, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the fourth quarter results. Interested parties may listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-574-990-3059 and entering the passcode 53373702. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. A telephone replay of the conference call will be available through Thursday, March 2, 2017, by dialing 1-855-859-2056 and entering passcode 53373702. The webcast will be archived on the company’s website until its next earnings release.

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About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 885 screens at 68 locations in eight states. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 18 hotels, resorts and other properties in nine states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	December 29,	December 31,	December 29,	December 31,
	2016	2015	2016	2015

Revenues:
Theatre admissions	$48,985	$48,736	$186,768	$176,251
Rooms	23,183	26,082	105,167	109,857
Theatre concessions	32,331	32,407	120,975	115,081
Food and beverage	16,767	19,681	67,551	71,028
Other revenues	17,481	14,409	63,403	59,477
Total revenues	138,747	141,315	543,864	531,694

Costs and expenses:
Theatre operations	42,681	42,515	160,729	153,612
Rooms	9,804	10,344	40,213	42,408
Theatre concessions	7,967	9,227	32,407	32,279
Food and beverage	13,729	15,322	55,526	57,769
Advertising and marketing	5,549	6,619	21,582	23,929
Administrative	17,982	17,786	63,620	60,610
Depreciation and amortization	10,807	10,101	41,832	40,032
Rent	2,107	2,105	8,384	8,622
Property taxes	3,951	3,511	16,257	14,876
Other operating expenses	8,506	7,808	33,360	33,615
Impairment charge	-	-	-	2,919
Total costs and expenses	123,083	125,338	473,910	470,671

Operating income	15,664	15,977	69,954	61,023

Other income (expense):
Investment income	273	4	298	209
Interest expense	(2,183)	(2,645)	(9,176)	(10,035)
Loss on disposition of property, equipment and other assets	(366)	(669)	(844)	(1,233)
Equity earnings (losses) from unconsolidated joint ventures, net	31	(39)	301	(160)
	(2,245)	(3,349)	(9,421)	(11,219)

Earnings before income taxes	13,419	12,628	60,533	49,804
Income taxes	4,758	4,911	22,994	19,415
Net earnings	8,661	7,717	37,539	30,389
Net earnings (loss) attributable to noncontrolling interests	(81)	60	(363)	(393)
Net earnings attributable to The Marcus Corporation	$8,742	$7,657	$37,902	$30,782

Net earnings per common share attributable to
The Marcus Corporation - diluted	$0.31	$0.27	$1.36	$1.10

Weighted average shares outstanding - diluted	28,235	27,957	27,957	27,924

THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	December 29,	December 31,
	2016	2015

Assets:

Cash, cash equivalents and restricted cash	$8,705	$24,691
Accounts and notes receivable	14,761	13,366
Refundable income taxes	1,673	-
Other current assets	11,005	7,041
Property and equipment, net	786,517	670,702
Other assets	85,925	88,901

Total Assets	$908,586	$804,701

Liabilities and Shareholders' Equity:

Accounts payable	$28,526	$28,737
Income taxes	-	3,490
Taxes other than income taxes	17,261	17,303
Other current liabilities	63,568	55,500
Current portion of capital lease obligation	6,598	5,181
Current maturities of long-term debt	52,173	18,292
Capital lease obligation	26,106	15,192
Long-term debt	231,210	207,376
Deferred income taxes	46,433	43,405
Deferred compensation and other	45,064	44,527
Equity	391,647	365,698

Total Liabilities and Shareholders' Equity	$908,586	$804,701

THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended December 29, 2016
Revenues	$89,328	$49,291	$128	$138,747
Operating income (loss)	20,224	(469)	(4,091)	15,664
Depreciation and amortization	6,395	4,313	99	10,807

14 Weeks Ended December 31, 2015
Revenues	$85,293	$55,849	$173	$141,315
Operating income (loss)	18,074	2,889	(4,986)	15,977
Depreciation and amortization	5,690	4,320	91	10,101

52 Weeks Ended December 29, 2016
Revenues	$328,165	$215,171	$528	$543,864
Operating income (loss)	71,754	14,604	(16,404)	69,954
Depreciation and amortization	24,570	16,895	367	41,832

53 Weeks Ended December 31, 2015
Revenues	$306,651	$224,455	$588	$531,694
Operating income (loss)	62,909	13,039	(14,925)	61,023
Depreciation and amortization	21,962	17,706	364	40,032

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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